Exhibit 99.1

PRESS RELEASE

Heidrick & Struggles Closes Acquisition of Atreus in Germany, Expanding its On-Demand Talent Footprint

•	Transaction advances long-term growth and diversification strategy to capture accelerating global opportunities in the on-demand talent market

CHICAGO, Feb. 1, 2022 /PRNewswire/ – Heidrick & Struggles (“the Company”) (Nasdaq: HSII), a premier provider of global leadership advisory and on-demand talent solutions, today announced it has closed the acquisition of Atreus, one of the leading providers of executive interim management in Germany. Together, Atreus and Heidrick & Struggles’ wholly owned, U.S.-based Business Talent Group (BTG), which was acquired in 2021, constitute the Company’s On-Demand Talent segment and build on its market leading position in this space.

Krishnan Rajagopalan, President and CEO, Heidrick & Struggles, commented “Heidrick & Struggles is on an exciting transformation journey to broaden and diversify our suite of executive talent and leadership advisory services. Our On-Demand Talent business is core to our overall growth strategy and a key client imperative that will only accelerate as companies continue to seek alternative ways to approach talent management with speed, agility and flexibility – whether it’s through on-demand access to executive leaders for interim roles or strategic project work.”

Rajagopalan continued, “The acquisition of Atreus is a highly complementary investment for Heidrick & Struggles. The addition of Germany, a strategically important market for the firm, along with our existing On-Demand Talent businesses in the United States and the United Kingdom, gives us a strong springboard to scale this powerful platform across Europe and globally. We look forward to working closely with Atreus’ founders, Dr. Harald Linné and Rainer Nagel, as we pursue our strategic objectives together.”

Heidrick & Struggles’ On-Demand Talent strategy is an innovative way to provide immediate, additional bandwidth to clients seeking experienced leadership resources for short-term projects in areas such as strategy, operations and cost transformation. This is particularly valuable for clients in a tight talent market and in a climate where managing variable versus fixed costs is a priority.

Demand trends demonstrate that executives are beginning to understand the benefits that on-demand talent can offer given the attractive economics for project-based work. According to recent Heidrick & Struggles market research, more than 60% of executives surveyed in Europe have used some form of on-demand talent in the past, and 85% believe they will start to use on-demand talent services more in the future.

Dr. Harald Linné, Managing Director and co-founder of Atreus, stated, “Atreus has built a strong business in Germany over the last 14 years. By joining forces with Heidrick & Struggles, we are able to expand and enhance our offerings to address our clients’ most critical talent needs.”

Rainer Nagel, Managing Director and co-founder of Atreus, added, “As we look to strategically expand our talent offerings, being able to tap into Heidrick & Struggles’ global reach and network of clients is a pivotal step for Atreus in our continued expansion and development.”

The brand name Atreus, well-known and widely respected in the German market, will be retained, and the Atreus management team, led by Dr. Harald Linné and Rainer Nagel, will remain in place.

Terms of the transaction were not disclosed.

The Company plans to host its regularly scheduled fourth quarter and full year 2022 earnings conference call on February 27, 2023.

About Heidrick & Struggles

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world’s top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

About Atreus

Atreus GmbH (LLC), one of the leading players for executive interim management in Germany, helps clients solve particularly challenging transformational situations by placing experienced executives for line, project, and program management tasks. Providing tailor-made and premium quality services, Atreus offers C-suite level and C-suite level relevant interim management solutions. Founded in 2006, the company is led by founders and managing partners Dr. Harald Linné and Rainer Nagel. Relying on a network of more than 15,000 interim executives, Atreus has carried out more than 400 projects for 250 clients, both in Germany and internationally, in the past year alone.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the effects of the acquisition by Heidrick & Struggles of Atreus Group GmbH. The forward-looking statements are based on current expectations, estimates, forecasts, and projections about Heidrick & Struggles, the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook,” “projects,” “forecasts,” “goal” and similar expressions. Forward-looking statements are not guarantees of future performance, rely on a number of assumptions, and involve certain known and unknown risks and uncertainties that are difficult to predict, many of which are beyond our control. Factors that may cause actual outcomes and results to differ materially from what is expressed, forecasted, or implied in the forward-looking statements include, among other things: (1) the possibility that the anticipated benefits from the acquisition may not be fully realized or may take longer to realize than previously expected; (2) unanticipated difficulties or expenditures related to the transaction, including the diversion of management, financial and other resources to ongoing integration efforts; (3) legal proceedings, judgments or settlements in connection with the acquisition; and (4) the potential adverse effect on relationships with employees and business partners. We caution the reader that the list of factors may not be exhaustive. For more information on risks, uncertainties and other factors, refer to our Annual Report on Form 10-K for the year ended December 31, 2021, under the heading “Risk Factors” in Item 1A, as updated in Part II of our subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Bobby Linaberry, blinaberry@heidrick.com

Investor Contact:

Suzanne Rosenberg, srosenberg@heidrick.com